Exhibit (n)

KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor

New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2026, with respect to the consolidated financial statements, consolidated financial highlights, and accompanying supplemental information of Eagle Point Income Company Inc., incorporated herein by reference.

New York, New York
August 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.